Free Writing Prospectus dated November 29, 2023
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus dated November 13, 2023
Registration Statement Nos. 333-274648 and 333-274648-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications below.

Consumers 2023 Securitization Funding LLC
(the “Issuing Entity”)

PRELIMINARY TERM SHEET

$646,000,000 Senior Secured Securitization Bonds, Series 2023A (the “Bonds”)

November 29, 2023

Issuing Entity:	Consumers 2023 Securitization Funding LLC

Sponsor, Depositor and Initial Servicer:	Consumers Energy Company

Trustee:	The Bank of New York Mellon

Sole Bookrunner:	Citigroup Global Markets Inc.

Co-Managers:	RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

Drexel Hamilton, LLC

Samuel A. Ramirez & Company, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf) / AAA (sf) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2024 In any case where the date on which payment is due shall not be a business day, then payment may be made on the next business day.

Tranche	Expected Weighted Average Life (Years)*	Principal Amount Offered*	Scheduled Final Payment Date*	Final Maturity Date*	CUSIP	ISIN
A-1	1.78	$250,000,000	3/1/2027	3/1/2028	21071BAA3	US21071BAA35
A-2	5.12	$396,000,000	9/1/2030	9/1/2031	21071BAB1	US21071BAB18

* Preliminary, subject to change.

Consumers Energy Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Consumers Energy Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, as it may be amended or supplemented. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the securitization charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the Bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the Bonds have been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Expected Sinking Fund Schedule(1)

Semi-Annual Payment Date	Tranche A-1	Tranche A-2
Closing Date	$0.00	$0.00
9/1/2024	$57,596,092.08	$0.00
3/1/2025	$41,734,168.35	$0.00
9/1/2025	$42,970,334.42	$0.00
3/1/2026	$44,243,115.72	$0.00
9/1/2026	$45,553,596.81	$0.00
3/1/2027	$17,902,692.62	$29,000,201.72
9/1/2027	$0.00	$48,235,462.69
3/1/2028	$0.00	$49,569,896.76
9/1/2028	$0.00	$50,941,247.95
3/1/2029	$0.00	$52,350,537.57
9/1/2029	$0.00	$53,798,815.20
3/1/2030	$0.00	$55,287,159.42
9/1/2030	$0.00	$56,816,678.69
Total Payments	$250,000,000.00	$396,000,000.00

(1) Terms are preliminary and subject to change.

Expected Amortization Schedule
Outstanding Principal Balance per Tranche(1)

Semi-Annual Payment Date	Tranche A-1	Tranche A-2
Closing Date	$250,000,000.00	$396,000,000.00
9/1/2024	$192,403,907.92	$396,000,000.00
3/1/2025	$150,669,739.57	$396,000,000.00
9/1/2025	$107,699,405.15	$396,000,000.00
3/1/2026	$63,456,289.43	$396,000,000.00
9/1/2026	$17,902,692.62	$396,000,000.00
3/1/2027	$0.00	$366,999,798.28
9/1/2027	$0.00	$318,764,335.59
3/1/2028	$0.00	$269,194,438.83
9/1/2028	$0.00	$218,253,190.88
3/1/2029	$0.00	$165,902,653.31
9/1/2029	$0.00	$112,103,838.11
3/1/2030	$0.00	$56,816,678.69
9/1/2030	$0.00	$0.00

(1) Terms are preliminary and subject to change.

Weighted Average Life Sensitivity

	Expected Weighted	-5% (1.35 Standard Deviations from Mean)		-15% (4.90 Standard Deviations from Mean)
Tranche	Average Life (Years)(1)	WAL (Years)(1)	Change (Days)(1)(2)	WAL (Years)(1)	Change (Days)(1)(2)
A-1	1.78	1.78	-	1.80	7
A-2	5.12	5.12	-	5.13	4

(1) Preliminary; subject to change

(2) Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made:

•	in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (1.35 standard deviations from mean) or 15% (4.90 standard deviations from mean);

•	the Servicer makes timely and accurate filings to make True-Up Adjustments to the Securitization Charges semi-annually;

•	customer charge-off rates are held constant at 0.37% for all classes of customers;

•	days outstanding are based upon historical averages;

•	all Securitization Charges are remitted 43 days after such charges are billed;

•	operating expenses are equal to projections;

•	there is no acceleration of the applicable Final Maturity Date of the Bonds;

•	a permanent loss of all Customers has not occurred; and

•	the issuance date of the Bonds is December 12, 2023.

There can be no assurance that the weighted average lives of the Bonds will be as shown.

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